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                                                                    EXHIBIT 99.1


                         PLUMAS BANCORP DECLARES 3-FOR-2
                          STOCK SPLIT AND SPECIAL CASH
                                    DIVIDEND


QUINCY, California, October 28, 2002 -- The board of directors of Plumas Bancorp, (OTC: PLBC), the parent company of Plumas Bank, at its October 25, 2002 meeting approved a three-for-two common stock split. This split will be payable on November 26, 2002 to shareholders of record as of the close of business on November 12, 2002. Holders of the company's common stock as of the record date will receive one additional share for every two shares they own. Plumas Bank previously split its stock in 1999, also on a three-for-two basis.

        In addition, the board declared a special cash dividend of five cents per share. The payable date for the dividend will also be November 26, 2002 to shareholders of record as of the close of business on November 12, 2002 on shares outstanding after the three-for-two stock split. The board of directors also expressed its intention to pay future regular cash dividends, if declared, on a semiannual basis.

        "The local board of directors took this action," said William E. Elliott, president and chief executive officer of the company, "to reward stockholders for our strong operating results. Because the market value of our stock has approximately doubled in the last year," Elliott continued, "we believe that this split will result in a broader market for our stock by placing the market price in a range which is more attractive to investors." This is the eighth time the company and its predecessor Plumas Bank has split its stock since the founding of Plumas Bank in 1980.

        Headquartered in Quincy, California, with assets of over $300 million, Plumas Bancorp maintains, through it's subsidiary, Plumas Bank, nine full-service community banking offices serving the financial needs of local families and businesses in Plumas, Lassen, Modoc, Shasta, Nevada, and Sierra Counties since 1980. The Bank provides deposit, lending, mortgage, investment, insurance and commercial financial products and services to business and retail customers throughout its market area.

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This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.